Exhibit 99.1 Press Release

Nuno Brandolini, Kevin R. McCarthy and Rani Aliahmad Join Miravant Board of Directors

SANTA BARBARA, Calif.--(BUSINESS WIRE)--May 3, 2005--Miravant Medical Technologies (OTCBB:MRVT), a pharmaceutical development company specializing in PhotoPoint(R) photodynamic therapy (PDT), announced today the elections of Nuno Brandolini, Kevin R. McCarthy and Rani Aliahmad, to its board of directors.

Mr. Brandolini has been an investment banker with Lazard Freres & Co. and a principal with the Baltheus Group and Logic Capital, two venture capital firms. He was Vice President, Investment Banking at Salomon Brothers, Inc. and co-founded Rosecliff, Inc., a middle-market private equity fund, where he served as Managing Director until 1995. He also co-founded Independence Holdings, a $100 million private equity fund-of-funds, and Scorpion Holdings, a private equity firm. Mr. Brandolini currently serves as the General Partner of Scorpion Capital Partners, L.P., a $120 million Small Business Investment Company (SBIC) that he co-founded in 2004. He was awarded a law degree by the University of Paris, and received an M.B.A. from the Wharton School of Business. He currently serves as a director on the Boards of Cheniere Energy, Inc., WalkAbout Computers, Inc., and Wellpartner, Inc.

Mr. McCarthy served with Ernst & Young (and the predecessor firm Arthur Young & Co), beginning in the audit department and entrepreneurial services group, and most recently as a Partner in its M&A Due Diligence Group. He was the Corporate Controller of Vac-Hyd Corporation, a jet engine repair company and Chief Financial Officer at Rosecliff, Inc., a middle-market private equity fund. Mr. McCarthy also co-founded Independence Holdings and Scorpion Holdings and currently serves as the General Partner of Scorpion Capital Partners, L.P., which he co-founded in 2004. He received a B.S. in Accounting from Babson College and is a director on the Boards of WalkAbout Computers, Inc., and Wellpartner, Inc.

Mr. Aliahmad is President of USA Call, a provider of end-to-end mobile solutions. Previously he co-founded Cardionomics and led the effort to develop Embryonix, an embryonic stem cell research center. From 1998-2001, Mr. Aliahmad was co-founder and Chief Strategic Officer of eCandy, a B2B platform for the US confectionery industry and was Managing Director of CIC, a telecom investment and consulting company based in Paris, France. He received his BA in Economics from Yale University (1992) and MBA in Information Technology and Entrepreneurship from MIT (1996).

Gary S. Kledzik, PhD, chairman and chief executive officer, stated, "We are pleased to welcome these accomplished businessmen to Miravant's board of directors. They expand the experience and expertise of our Company."

About Miravant

Miravant Medical Technologies specializes in PhotoPoint(R) photodynamic therapy (PDT), developing photoreactive (light-activated) drugs to selectively target diseased cells and blood vessels. Miravant's primary areas of focus are ophthalmology and cardiovascular disease with new drugs in clinical and preclinical development. PHOTREX(TM) (rostaporfin), the Company's most advanced program, has received an FDA Approvable Letter as a treatment for wet age-related macular degeneration and a Special Protocol Assessment for a Phase III confirmatory clinical trial. Miravant's cardiovascular development program, supported by an investment from Guidant Corporation, focuses on life-threatening coronary artery diseases, with PhotoPoint MV0633 in advanced preclinical testing for atherosclerosis, vulnerable plaque and restenosis.

For more information, please visit our web site at: www.miravant.com